MINISTRY PARTNERS SECURITIES LLC

NETWORKING AGREEMENT

AGREEMENT made this 30th day of July, 2014, by and between Ministry Partners Securities LLC. (“MPS”) and America’s Christian Credit Union (hereinafter “ACCU”).

RECITALS

A.	MPS is a SEC registered Broker-Dealer, a registered Investment Advisor and an Insurance Agency.

B.	MPS desires to provide members of ACCU various investment and insurance services.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.  Services.

A. MPS agrees, during the term of this Agreement:

1. To place one or more registered and appointed investment representatives (each a “Representative”) in one or more designated business locations of ACCU, as hereinafter described. Representatives will be selected and supervised by MPS in cooperation with ACCU and consistent with policies and procedures established from time to time by the Board of Directors and Management of ACCU (e.g. as referenced in Section I.B.6. of this Agreement).

2.To accept, by and through the Representative(s), and to maintain or cause its clearing agent (to whom MPS introduces accounts and transactions on a fully disclosed basis) to maintain, cash, and/or margin accounts (each an “Account” and collectively “Accounts”), annuities, insurance products, general securities and mutual funds for members of ACCU in accordance with all applicable laws, regulations, rules and procedures, including without limitation those of the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), and state securities and insurance regulatory agencies;

provided, however, MPS in it’s reasonable business judgment, reserves the right to reject any Account or transaction and to terminate any Account previously accepted.

3. To accept and process securities transactions for the Accounts through the Representative(s), and perform account-opening and limited promotional functions through others, in accordance with, and complying with all respects of (1) rules and regulations applicable to MPS of the SEC, FINRA and state securities commissions, (2) federal and state credit union and ACCU laws, rules and regulations applicable to ACCU or MPS and (3) the December 2010 updated NCUA Letter 10-FCU-03 relating to the offering mutual funds, annuities and other nondeposit investments for sale to members through various types of arrangements.  (the “NCUA Letter 10-FCU-03”), as amended from time to time. The NCUA Letter 10-FCU-03 is incorporated herein by reference.

4.To confirm, or cause its clearing agent to confirm, to each Account the execution of each transaction for each such Account in accordance with all securities and credit unioning laws, rules and regulations.

5.To maintain, or cause it’s clearing agents to maintain, all books and records of all transactions executed for the Accounts and to prepare and mail to Accounts all required reports of transactions in accordance with all applicable securities and credit union laws, rules and regulations. Such reports shall be separate from statements sent by ACCU to its members relating to deposit accounts, loans and transactions.

6.To be responsible, alone or with its clearing agent, for all cashiering functions for the Accounts, including the receipt and delivery of member securities, making and receiving payments therefore and holding in custody and safekeeping all securities.

7.To disclose to Accounts in a clear and conspicuous manner that securities and other non-insured investments are not ACCU deposits and are not an obligation of, or guaranteed by ACCU, are not insured or guaranteed by the NCUA/NCUSIF or any other governmental agency, and are subject to investment risk, including all possible loss of principal amount invested. MPS may further advise members that certain securities products may be covered by securities account insurance. Such disclosures shall be made: (1) orally during any sales presentation; (2) orally when investment advice concerning Non-deposit investment account is opened to purchase Non-deposit investment products is given; and (3) orally and in writing prior to or at the time an investment account is opened to purchase Non-deposit investment products, and in all advertising and promotional materials. MPS must have members purchasing non-insured products sign a statement acknowledging the members have read and understand these written disclosures.

8.To submit to ACCU all advertising and promotional materials used by MPS in the office space being provided, and any advertising or promotional material which directly or indirectly refers to ACCU for review and approval (which shall not be unreasonably withheld) before use and distribution.

9.To allow ACCU to monitor MPS and periodically review MPS’s activities to ensure that MPS and its Representatives are complying with this Agreement.

10.To allow ACCU and regulatory authorities access to records of MPS and to evaluate compliance with this Agreement and applicable laws and rules.

11.To only offer products and services that have been approved by ACCU

Management and/or the ACCU Board. All new products must be approved by the MPS New Products Committee. Prior to use with ACCU clientele, ACCU must respond in writing the MPS can offer the “new product” to ACCU clients and prospects. IN ALL CASES, MPS PRODUCT RECOMMENDATIONS TO ACCU CLIENTS MUST BE SUITABLE BASED UPON THE CLIENT’S SPECIFIC CIRCUMSTANCES.

B.ACCU agrees, during the term of this Agreement:

1.To designate and maintain for use by MPS a suitable space in a physical location distinct from the area where retail deposits are taken, approved by MPS for the performance of MPS services as described above (the “Offices”). ACCU will provide all utilities, telephone and custodial service. ACCU agrees that MPS’s name will be prominently displayed on a continuous basis in the Offices in a manner agreed upon by ACCU and by MPS, provided any such display will conform to applicable securities and credit unioning laws, rules and regulations and the NCUA Letter 10-FCU-03.

2.To promote the services of MPS in a form and frequently mutually agreed between MPS and ACCU. Advertising and promotional materials used by ACCU, to promote the services of MPS, shall disclose the identity of MPS, as well as the fact that investment products are not products of or sponsored or endorsed by ACCU, are not federally insured and are subject to risk of loss, including loss of principal amount invested. All such advertising and materials shall comply with the NCUA Letter 10-FCU-03 and shall be submitted for review and approval (which shall not be unreasonably withheld) before use and distribution.

3.To provide such ministerial services as listed: receptionist, message center, non-exclusive use of light, water, air conditioning; janitorial; telephone (except long-distance services) for MPS to restrict its non-licensed employees’ activities to performance of ministerial functions only, unless otherwise permitted by law, rule or applicable interpretation.

4.To permit personnel from regulatory authorities and appointed supervisory personnel of MPS to enter the Offices to make audits and examinations of records pertaining to MPS activities as required by application laws and regulations.

5.That supervision of the Investment services provided shall be under the sole control of, and shall be the responsibility of MPS. However, MPS acknowledges that

ACCU’s management must be fully apprised of all activities to be conducted by MPS within ACCU’s offices, and that all such activities will be conducted in cooperation with and be monitored by ACCU’s management. Client complaints, if any, will be reported to both MPS AND ACCU Management within 24 hours of receipt. In addition, any resolutions to client complaints will be discussed with ACCU Management prior to implementation.

6.To have a written policy statement, adopted by ACCU’s Board of Directors, which addresses the risks associated with MPS sales program in accordance with the NCUA Letter 10-FCU-03, which identifies (1) compliance procedures, (2) permissible use of member information, (3) potential conflicts of interest and how such conflicts will be addressed, (4) how member complaints will be resolved, (5) the criteria governing the selection and review of products being offered, (6) supervision of personnel, (7) designation of sales personnel, (8) the risks associated with the sales program, and (9) other matters contemplated by the NCUA Letter 10-FCU-03.

II. Representation, Warranties and Additional Covenants

A.	MPS represents, warrants and covenants as follows:

1.MPS is a corporation duly organized, validly existing and in good standing under the laws of the state of Calfornia and duly qualified to conduct business in the state where the Offices are located. The execution and performance of this Agreement constitutes a valid obligation binding upon MPS.

2.MPS is a member in good standing of the FINRA.

3.MPS is, and during the term of this Agreement shall remain, licensed and in good standing as a marketing company under applicable federal and state laws.

4.MPS will enforce and take necessary steps to assure that Representatives(s), and others engaged in limited business activities for MPS, follow the policies, procedures, reasonable guidelines and instructions of both MPS and ACCU as may, from time to time, be necessary to provide for compliance with this Agreement and the competent and proper performance of securities brokerage services at the Offices.

5.MPS will not represent to any members or prospective members that it is in any way acting on behalf of the ACCU, or that any of the investment securities are federally insured or otherwise without risk.

6.MPS shall keep confidential any information not otherwise generally available to the public, which it may acquire as a result of this Agreement regarding the business and affairs of ACCU and its members. In addition, MPS will only use ACCU client information in a manner consistent with, and in full knowledge of, the agreed upon marketing plan created by ACCU and MPS Management. This will generally include e-mail marketing, mailings, brochures, marketing materials, telephone contact numbers, and on-site visits. MPS will not disclose any ACCU client information to a third party without written consent.

7.MPS has requisite authority, and is permitted under applicable federal and state laws, rules and regulations, to enter into performance obligations under the Agreement and in accordance with its terms.

8.MPS will comply with all applicable laws and regulations and will act consistently with the NCUA Letter 10-FCU-03, including provisions relating to member disclosures.

9.MPS will notify and cooperate with the ACCU regarding litigation, investigations or other proceedings brought by federal or state regulatory authorities related to the business of MPS on the premises.

B.ACCU represents, warrants and covenants as follows:

1. ACCU is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution, delivery and performance of this Agreement has been approved by all required corporate action, and when executed and delivered, this Agreement constitutes a valid obligation binding on the ACCU.

2.ACCU has all the requisite authority, and is permitted under all applicable laws and regulations, to enter into and perform its obligations under this Agreement in accordance with its terms.

3.ACCU shall not, without the written approval of MPS, prepare or deliver to a member any records regarding any Account or any transaction in any Account.

4.During the course of this Agreement, ACCU will not offer or promote investment services of the type contemplated by this Agreement or similar thereto through or by any person or entity other than MPS.

5.ACCU will not represent that ACCU’s services or its account deposit insurance coverage are in any way connected with MPS services.

6.ACCU will keep confidential any information not generally available to the public which it may acquire as a result of this Agreement regarding the business and affairs of MPS.

7.That ACCU’s Board of Directors has reviewed this Agreement and approved its terms.

8.ACCU will notify and cooperate with MPS in connection with investigations or proceedings brought by federal or state regulatory authorities related to the business of MPS on the premises.

III. Indemnification

Each party hereto shall indemnify and hold the other harmless and the other’s agents, employees or affiliates from and against any losses, claims, damages, liabilities or expenses (which shall include, but not limited to, all costs of defense and investigation and all reasonable attorney fees) so which the other may become subject, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon the following:

1.The negligence or willful misconduct of indemnitor or its representative(s) or its employees; or

2.The indemnitor’s failure to perform its obligations, or breach of its representations and warranties, under this Agreement.

IV. Relationship and Responsibilities of Parties.

MPS and ACCU agree that:

1.When offering and selling MPS services and products, or performing account opening promotional functions and other activities under this Agreement, Representative(s), and others performing limited business activities for MPS, represent MPS, not ACCU, and MPS is solely responsible for supervising Representative(s) and other employees’ activities involving the opening of accounts, promotional activities and offer and sale of MPS services and products. Notwithstanding the foregoing, MPS shall assure  Representative(s), and others performing services, comply with all practices, policies and procedures established by ACCU and designed to assure all such activities are conducted in compliance with the NCUA Letter 10-FCU-03 and all laws, rules and regulations applicable to ACCU.

2.Any trademark, servicemark, tradename, or logo developed by MPS shall be the property of MPS. Upon termination of this Agreement, ACCU shall not have the right to use any private label trademark developed by MPS. Any trademark, servicemark, tradename, or logo developed by ACCU shall be the property of ACCU. Upon termination of this Agreement, MPS shall not have the right to use any private label trademark developed by ACCU. This provision shall survive termination of this Agreement.

V. Designated Locations; Fees.

1. MPS and ACCU designate the following credit union facility of ACCU as a location at which Offices will be made available to MPS as contemplated herein:

Americas Christian Credit Union (Main Office)

2100 East Route 66

Glendora, CA 91740

In addition, MPS and ACCU may hereafter agree to additional such facilities at which Offices will be made available to MPS.  See Appendix A.

2.In consideration for providing the Offices and the services described in Section I.B. hereof, ACCU shall be entitled to monthly payments by MPS equal to twenty-five percent of the “gross revenues” produced by MPS with respect to transactions executed on behalf of the Accounts of MPS at ACCU, payable monthly in arrears.

VI. Term and Termination

1.  This agreement shall take effect on the date first above written and shall be effective for a one-year period after the date hereof and shall renew for successive one-year periods thereafter, provided that if either party gives notice of termination (with or without cause) to the other party at least thirty (30) days prior to the expiration of the then term, then this Agreement shall terminate at the end of such term. This Agreement may also be terminated by either party immediately upon notice to the other party if the other party materially breaches this Agreement. Failure by MPS to properly supervise its sales representatives adequately will cause ACCU to immediately terminate the Agreement.

2.Upon termination of this Agreement (i) ACCU shall immediately cease representing itself as offering investment services through MPS, discontinue use of all MPS Materials and all materials bearing MPS’s name, logo or servicemark, return to MPS any equipment, signs, materials, logos or servicemarks, from any such items purchased by ACCU and (ii) MPS shall immediately cease representing itself as offering investment services at the ACCU’s Location, discontinue use of all the ACCU’s materials and all materials bearing ACCU’s name, logo or servicemark, return to ACCU any; equipment, signs, materials, logos or servicemarks, from any such items purchased by MPS.

VII. Notices.

Notices under this Agreement shall be directed to the principal office addresses of MPS and ACCU, as set forth below:

Ministry Partners Securities LLC Attn: President and CEO 915 W. Imperial Highway, Ste. 120 Brea, CA 92821	Americas Christian Credit Union Attn: President and CEO 2100 East Route 66 Glendora, CA 91740

IN WITNESS WHEREOF, the undersigned have executed the foregoing Networking Agreement as of the day and year first above written.

Ministry Partners Securities LLC (“MPS”)

Date: July 31, 2014Signature:/s/ Joseph Turner        Joseph Turner

    President and Chief Executive Officer

America’s Christian Credit Union (“ACCU”)

Date: July 31, 2014Signature: /s/Mendell L. Thompson

     Mendell L. Thompson                                President & Chief Executive Officer

Appendix A:  ACCU Branch Locations

California Headquarters ACCU 2100 East Route 66 Glendora, CA 91740 Brea Branch ACCU 251 S. Randolf Avenue Brea, CA 92821 Azusa Branch ACCU 924 E. Alosta Avenue Azusa, CA 91702

915 W. Imperial Highway

Suite 120

Brea,  CA 92821

December 1, 2016

Mrs. Nicolette Harms

Chief Financial Officer

Americas Christian Credit Union

2100 E. Route 66

Glendora, CA 91740

RE: Addendum to Networking Agreement dated July 30, 2014

Dear Nicki,

The purpose of this letter is to formalize our previous conversation on modifying Section V, Item 2 of the networking agreement between Americas Christian Credit Union and Ministry Partners Securities LLC.

Effective January 1, 2017, as consideration for providing the Offices and the services described in Section 1.B. in the aforementioned Networking Agreement, ACCU shall be entitled to monthly payments by MPS equal to twenty percent (20%) of the “gross revenues” produced by MPS with respect to transactions executed on behalf of accounts of MPS for members of Americas Christian Credit Union, payable monthly in arrears.

Furthermore, Ministry Partners Investment Company proprietary notes, which are distributed by Ministry Partners Securities LLC and sold to ACCU members, will now generate ongoing Assets Under Management (AUM) fees to MPS, and via the networking agreement, to Americas Christian Credit Union as defined above. As such, the total proprietary note Assets Under Management for all ACCU members will be calculated and reported on a monthly basis as part of your networking fee statement.

By signing below, both ACCU and MPS hereby agree to the terms outlined in this Addendum to the Networking Agreement executed on July 31, 2014.

/s/Joseph W. Turner, Jr./s/ Nicolette Harms

Joseph W. Turner, Jr., President/CEONicolette Harms, CFO

Ministry Partners Securities LLCAmericas Christian Credit Union